Filed Pursuant to Rule 424(b)(5)	Registration No. 333-235763

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 13, 2020

and Prospectus Supplement dated March 5, 2021)

$9,671,869

Common Stock

This prospectus supplement amends and supplements the information in our prospectus, dated January 13, 2020 and supplemented on December 28, 2020, November 20, 2020 February 1, 2021 and March 5, 2021, filed as part of our registration statement on Form S-3 (File No. 333-235763), or the registration statement. This prospectus supplement should be read in conjunction with the prospectus and is qualified in its entirety by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus and any future amendments or supplements thereto.

We filed the prospectus supplements dated February 1, 2020 (for $20,000,000 shares of Common Stock) and March 5, 2021 (for $17,462,500 shares of Common Stock), or the ATM prospectus supplements, to register the offer and sale of shares of our common stock from time to time pursuant to the terms of a certain Sales Agreement, or the sales agreement, with A.G.P./Alliance Global Partners, or A.G.P., dated February 1, 2021. As of the date of this prospectus supplement, we have sold an aggregate of 21,398,765 shares of our common stock for an aggregate purchase price of approximately $27,790,630 through A.G.P. under the sales agreement, leaving a balance of approximately $9,671,869.

On March 24, 2022, the date on which we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, our registration statement became subject to the offering limits set forth in General Instruction I.B.6 of Form S-3. As of March 24, 2022, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was $47,453,164, based on 112,983,724 shares of our outstanding common stock that were held by non-affiliates on such date and a price of $0.42 per share, which was the price at which our common stock was last sold on the NYSE American on April 4, 2022 (a date within 60 days of the date hereof), calculated in accordance with General Instruction I.B.6 of Form S-3. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 in the 12 calendar months preceding the date of this prospectus supplement. We are filing this prospectus supplement to amend and supplement the information in our prospectus to reflect that the maximum amount of securities that we are eligible to sell under General Instruction I.B.6 of Form S-3 is $15,817,721. However, as indicated above, the remaining balance of securities that remain unsold under the ATM prospectus supplements is approximately $9,671,869.

Our common stock is listed on the NYSE American under the symbol “OGEN.” On April 19, 2022, the last reported sale price of our common stock on the NYSE American was $0.38 per share.

Investing in our securities involves risks. You should read this prospectus supplement and the documents we incorporate herein by reference carefully before you make your investment decision. See “Risk Factors” set forth in the documents we file with the Securities and Exchange Commission that are incorporated by reference herein for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is April 20, 2022